Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to Park-Ohio Holdings Corp. Amended and Restated 1998 Long-Term Incentive Plan of our reports dated March 12, 2009, with respect to the consolidated financial statements and schedule of Park-Ohio Holdings Corp., and the effectiveness of internal control over financial reporting of Park-Ohio Holdings Corp., included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.
Cleveland, Ohio
August 21, 2009
/s/ Ernst & Young LLP